Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (this “Settlement Agreement”) is entered into on this 30th day of September, 2025 (the “Effective Date”) by and between Dr. Elizabeth Pritts, individually and as sole trustee of the Elizabeth Pritts Revocable Living Trust (collectively “Dr. Pritts”), Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“FLOW”), Wood Violet Fertility LLC, a Delaware limited liability company (“Wood Violet”), Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin service corporation d/b/a Wisconsin Fertility Institute (“WFRSA”), INVO Centers, LLC, a Delaware limited liability company (“INVO Centers”), and INVO Fertility, Inc., a Nevada corporation f/k/a NAYA Bioscience, Inc. (f/k/a INVO Bioscience, Inc.) (“INVO” and and together with FLOW, Wood Violet, WFRSA, and INVO Centers, the “INVO Parties” and each, an “INVO Party”). Dr. Pritts and each INVO Party shall each be referred to as a “Party” and, collectively, as the “Parties.”

Recitals

A. Dr. Pritts and the INVO Parties are parties to the following agreements: (1) the Membership Interest Purchase Agreement dated March 16, 2023 by and between Dr. Pritts, Wood Violet, FLOW and certain other parties thereto (together with any and all exhibits, schedules and other attachments thereto, the “Equity Purchase Agreement”), pursuant to which, among other things, Dr. Pritts sold all of her equity interest in FLOW to Wood Violet; and (2) the Asset Purchase Agreement dated March 16, 2023 by and between Dr. Pritts, Wood Violet and WFRSA (together with any and all exhibits, schedules and other attachments thereto, the “Asset Purchase Agreement”, and together with the Equity Purchase Agreement, the “Purchase Agreements”), pursuant to which, among other things, Dr. Pritts sold all of the assets of WFRSA to Wood Violet. Any and all of the transactions contemplated under the Purchase Agreements are collectively referred to as the “Transaction”. The Transaction closed on August 10, 2023 (the “Closing Date”).

B. In connection with the Transaction, Dr. Pritts and the INVO Parties also entered into the following ancillary agreements: (1) the Consulting Agreement – Medical Advisory Services dated August 10, 2023 by and between Dr. Pritts and INVO (together with any and all exhibits, schedules and other attachments thereto, the “Consulting Agreement”); (2) the Physician Employment Agreement dated August 10, 2023 by and between Dr. Pritts and WFRSA (together with any and all exhibits, schedules and other attachments thereto, the “Employment Agreement”); and (3) the Physician Liaison Agreement dated August 10, 2023 by and between Dr. Pritts and Wood Violet (together with any and all exhibits, schedules and other attachments thereto, the “PLA” and together with the the Consulting Agreement, the Employment Agreement, the “Ancillary Agreements”). The Ancillary Agreements, together with the Purchase Agreements and any and all other agreements, documents, certificates and instruments entered into by some or all of the Parties in connection with the Transaction are referred to as the “Transaction Documents”.

C. The Parties are parties to a lawsuit captioned Dr. Elizabeth Pritts, et al. v. INVO Fertility, Inc., et al in Circuit Court Dane County Wisconsin Case No. 2025CV001552 (the “Complaint”).

D. In consideration of the practicalities, costs, expenses and resources associated with resolving any actual and/or potential disputes between them and all related actual or potential claims, counterclaims or defenses, the Parties have agreed to compromise, settle and finally resolve of all matters and disputes between them, including without limitation, to those relating directly or indirectly to the Complaint, as set forth in this Settlement Agreement.

AGREEMENTS

For good and valuable consideration, including the Recitals, agreements and covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Consideration and Settlement Terms. As partial consideration for the execution of this Settlement Agreement, the INVO Parties shall pay Dr. Pritts an aggregate amount equal to $6,010,000 (the “Settlement Amount”), which shall be paid in the amounts and on the dates set forth below (each such date, a “Payment Date”).

(a) Initial Payment. The Parties acknowledge and agree that $1,000,000 of the Settlement Amount was paid by the INVO Parties to the account provided by Dr. Pritts (such account, the “Authorized Account”).

(b) Remaining Payments. Subject to Section 1(c) below, the remaining Settlement Amount shall be payable by wire transfer of immediately available funds to the Authorized Account as follows:

(i) $755,000 of the Settlement Amount shall be paid by or on behalf of the INVO Parties to Dr. Pritts on September 30, 2025;

(ii) $755,000 of the Settlement Amount shall be paid by or on behalf of the INVO Parties to Dr. Pritts on December 31, 2025;

(iii) $1,000,000 of the Settlement Amount shall be paid by or on behalf of the INVO Parties to Dr. Pritts on March 31, 2026;

(iv) $2,000,000 of the Settlement Amount shall be paid by or on behalf of the INVO Parties to Dr. Pritts on June 30, 2026; and

(v) $500,000 of the Settlement Amount shall be paid by or on behalf of the INVO Parties to Dr. Pritts on December 31, 2026.

(c) Acceleration of Payments. Notwithstanding the payment schedule set forth in Section 1(b) above, if within any six-month period from the date hereof, INVO receives funding (whether debt, bonds, equity or otherwise) in an aggregate amount exceeding $2,000,000 (the actual amount of such funding in excess of $2,000,000, the “Excess Funding”), then the INVO Parties shall, within five (5) business days of its receipt of such funding, pay or cause to be paid to Dr. Pritts an amount equal to the lesser of (i) 25% of the Excess Funding and (ii) the balance of the unpaid Settlement Amount. Any amounts paid to Dr. Pritts under this Section 1(c) shall be applied in chronological order (i.e., first against the amounts due on the next Payment Date, then the following Payment Date thereafter, etc.) and shall not otherwise impact any Payment Date. For the avoidance of doubt, the terms of this Section 1(c) shall apply to all such fundings that occur prior to the payment in full of the Settlement Amount.

2. Mutual Releases.

(a) Mutual Releases. As partial consideration for the execution of this Settlement Agreement, each Party, on behalf of itself, and on behalf of each of its affiliates, predecessors, successors and assigns, and each of its and their past, present and future officers, managers, members, directors, shareholders, stockholders, administrators, attorneys, representatives, agents, and all persons acting by, through, under or in concert with them, and each of them (collectively, the “Releasors”) hereby fully, unconditionally, finally and irrevocably releases, waives and discharges each other Party and each of such other Party’s present, former, and future successors, affiliates and assigns, and its and their past, present and future officers, partners, directors, shareholders, members, managers, equity holders, employees, consultants, attorneys, agents, assigns, and successors in interest, and all persons acting by, through, under or in concert with them, and each of them (collectively, the “Releasees”), from any and all claims, demands, proceedings, charges, causes of action, orders, obligations, contracts, agreements, debts, obligations, losses, damages and liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, contingent or unliquidated, both in law and equity, which a Party and/or any of the Releasors now has, has ever had, or may in the future have against another Party and/or any of the Releasees arising out of or relating to any matter, cause, fact, action, event, occurrence, transaction, omission or communication (“each, an “Act”) which transpired or occurred at any time on or before the Effective Date.

(b) General Intent. The Parties acknowledge that the release set forth in Section 2(a) is intended to be comprehensive and it includes the release of any and all claims which arise out of or are in any manner based upon or related to the Transaction, including the Transaction Documents and a Party’s right to seek indemnification thereunder; provided, that the waivers and releases in Section 2(a) do not affect those rights or claims that cannot be waived by law. Notwithstanding the foregoing, the Parties acknowledge and agree that the above release shall not apply with respect to Taylyn Holdings, LLC, an affiliate of Dr. Pritts, such that it shall not be considered a Releasor or a Releasee.

(c) Surviving Claims. Nothing contained in this Settlement Agreement shall release a Party or its Releasees from any of their obligations, representations, warranties and covenants under this Settlement Agreement, the commercial lease agreement made and dated effective July 1, 2023 by and between Taylyn Holdings, LLC and Wood Violet, or any claims that a Party or any Releasor may have for Acts that occur after the Effective Date.

3. No Pending Matters; Covenant Not to Sue. Aside from the Complaint, each Party represents and warrants to each other Party that it has not filed (or caused to file) any pending complaint, charge, claim or grievance against any other Party with any local, state or federal agency, court or commission. Each Party, on behalf of itself and on behalf of its other Releasors, shall not institute any action, proceeding or arbitration against the other Party or any of the other Party’s Releasees based upon any claims, obligations and liabilities released, relinquished and discharged under this Settlement Agreement, or cause or assist any third party in doing so.

4. Tax Matters. As partial consideration for execution of this Settlement Agreement:

(a) Treatment of the Settlement Amount. The Parties acknowledge and agree that the Settlement Amounts paid pursuant to this Settlement Agreement shall be treated for tax purposes as an adjustment to the Purchase Price (as defined in the Equity Purchase Agreement) paid to Dr. Pritts under the Equity Purchase Agreement to the maximum extent permitted by law.

(b) WFRSA.

(i) 2023 and Prior Tax Years. The Parties acknowledge and agree that [a] Dr. Pritts sold the assets of WFRSA to Wood Violet on the Closing Date and, thereafter, Dr. Pritts continued to own WFRSA as a “captive practice” until June 13, 2024, and [b] on June 13, 2024, Dr. Pritts sold WFRSA to another physician at the direction of the INVO Parties. The Parties further acknowledge and agree that Dr. Pritts previously filed the federal and state tax returns, and remitted payment, for WFRSA with respect to the 2023 tax year (such filing, the “Pritts 2023 WFRSA Returns”). WFRSA shall not (i) amend the Pritts 2023 WFRSA Returns or any other WFRSA tax returns filed with respect to tax years ending on or prior to December 31, 2023 (the “Pre-Closing Tax Period”), (ii) file any tax returns with respect to WFRSA for the Pre-Closing Tax Period, (iii) change any accounting method of WFRSA for the Pre-Closing Tax Period, (iv) file or amend any tax election with respect to WFRSA for the Pre-Closing Tax Period, (v) extend or waive the applicable statute of limitations with respect to WFRSA for the Pre-Closing Tax Period, (vi) file any ruling request with respect to WFRSA for the Pre-Closing Tax Period, or (v) initiate or participate in any voluntary disclosure program with respect to WFRSA for the Pre-Closing Tax Period, in each case without the prior written consent of Dr. Pritts.

(ii) 2024 and Later Tax Years. WFRSA and the new “captive practice” owner (i.e., not Dr. Pritts) shall be [a] responsible for preparing and filing any and all federal, state and local tax returns of WFRSA for any tax period commencing on or after January 1, 2024 (such filings, the “Non-Pritts WFRSA Returns”) and [b] solely liable for any and all federal, state and local taxes and other amounts due and owing with respect to the Non-Pritts WFRSA Returns. If any taxable income attributable to a Non-Pritts WFRSA Return is required to be allocated to Dr. Pritts on a flow-through basis under applicable law, the INVO Parties shall immediately reimburse Dr. Pritts for the taxes payable with respect to (i) such flow-through income, and (ii) the receipt of such reimbursement payment (a “Tax Reimbursement Payment”). Any Tax Reimbursement Payment owed to Dr. Pritts shall be paid by the INVO Parties to Dr. Pritts at least 15 days prior to the unextended due date of the tax return with respect which such Tax Reimbursement Payment relates. Dr. Pritts shall reasonably cooperate with the INVO Parties regarding the filing of the Non-Pritts WFRSA Returns; provided, that in no event shall Dr. Pritts incur any liability, cost or expense with respect thereto.

(c) FLOW.

(i) Dr. Pritts. The Parties acknowledge and agree that FLOW was taxed as a partnership prior to the Closing. Dr. Pritts (and her former partner Dr. Megid) shall be responsible for preparing and filing the “Final” Form 1065 – U.S. Return of Partnership Income and Form 3 - Wisconsin Partnership Return for the period commencing January 1, 2023 and ending at 12:01 a.m. CST on August 10, 2023 (such August 10, 2023 date being the Closing Date) (such filings together, the “Pritts 2023 FLOW Stub Returns”). Such Pritts 2023 FLOW Stub Returns shall be prepared in a manner consistent with past practices used by FLOW prior to the Closing Date (i.e., the practices used in the preparation of FLOW’s tax returns for the 2021 and 2022 tax years). As between Dr. Pritts and the INVO Parties, Dr. Pritts shall be solely liable for any and all federal and state income taxes due on the Pritts 2023 FLOW Stub Returns. To the extent FLOW receives a tax refund (or credit for overpayment of taxes in lieu thereof) with respect to the Pritts 2023 FLOW Stub Returns (which credit for overpayment is expected), FLOW shall remit the full refund (or the amount of the credit for overpayment of taxes in lieu thereof) to Dr. Pritts within three business days of its receipt. The INVO Parties shall reasonably cooperate with Dr. Pritts regarding the filing of the Pritts 2023 FLOW Stub Returns.

(ii) INVO Parties. Wood Violet, having become the sole owner of FLOW on the Closing Date, shall be responsible for preparing and filing the appropriate federal and state tax returns for FLOW for the period commencing at 12:02 a.m. on August 10, 2023 and ending December 31, 2023 (such filings, “Wood Violet 2023 Stub Return”). As between Dr. Pritts and the INVO Parties, the INVO Parties shall be solely liable for any and all federal, state and local taxes and other amounts due and owing with respect to the Wood Violet 2023 Stub Return.

5. Purchase Agreements. As partial consideration for the execution of the Settlement Agreement:

(a) Purchase Price Adjustments. Section 2.10 of the Asset Purchase Agreement and section 2.7 of the Equity Purchase Agreement each contemplate a post-closing adjustment relating to, among other things, net working capital matters (collectively, the “Purchase Price Adjustments”) and treatment of the Holdback Amount (as defined in the Purchase Agreements) (the “Holdback”). As partial consideration for the execution of this Settlement Agreement, each Party agrees that no additional amounts are due from either Party to another with respect to the Purchase Price Adjustments and the Holdback and, therefore, no Party shall have any further rights, remedies, liabilities or obligations under section 2.10 of the Asset Purchase Agreement, section 2.7 of the Equity Purchase Agreement or any other section of either Purchase Agreement with respect to the Purchase Price Adjustments and Holdback.

(b) Restrictive Covenants. As of the Effective Date, the restrictive covenants set forth in sections 6.6 (Confidentiality), 6.7 (Covenant Not to Compete) and 6.8 (Covenant Not to Solicit) of the Equity Purchase Agreement and in sections 6.3 (confidentiality) and 6.5 (Non-Competition and Non-Solicitation) of the Asset Purchase Agreement shall be terminated and of no further force or effect, and Dr. Pritts shall have no further liabilities or obligations thereunder and the INVO Parties shall have no further rights or remedies with respect thereto.

(c) No Survival of Claims. Section 9 of the Asset Purchase Agreement and Article IX of the Equity Purchase Agreement each provide for indemnification, as set forth therein. Without limiting the generality of the releases provided in Section 2(a) or any other provision herein, as of the Effective Date, the Parties hereby acknowledge and agree that no Party (nor any “Buyer Indemnified Person” or “Seller Indemnified Person” (as defined in the Asset Purchase Agreement) nor any “Purchaser Indemnified Parties” or “Seller Indemnified Parties (as defined in the Equity Purchase Agreement)) shall have any rights, remedies, liabilities or obligations under Section 9 of the Asset Purchase Agreement, Article IX of the Equity Purchase Agreement or any other section of either Purchase Agreement with respect to indemnification or in connection with any breach or any other liability arising out of or relating to the Purchase Agreements or the other Transaction Documents, regardless of the legal theory under which such liability or obligation may be sought to be imposed.

6. Termination of the Transaction Documents. Each Party acknowledges and agrees that, as of June 13, 2024 for the Employment Agreement and as of the Effective Date for the other Transaction Documents, (a) all of the Parties’ rights, duties and obligations under each of the Employment Agreement, Consulting Agreement, PLA and all other Transaction Documents shall terminate in all respects (including all provisions related to the non-competition restrictions set forth in section 8 of the Employment Agreement) and (b) no party to any such agreement shall have any further rights, remedies, liabilities or obligations thereunder; provided, however, that the foregoing shall not apply to that certain commercial lease agreement dated on or arouns July 1, 2023 by and between FLOW and Taylyn Holdings, LLC, as amended from time to time.

7. Consent Judgment. The Parties shall jointly file in Dane County Circuit Court, Case No. 2025CV1552, the Consent Judgment attached hereto as Exhibit A, along with any other documents necessary to effectuate the Consent Judgment and make it binding upon all Parties.

8. Confidential Information. Dr. Pritts acknowledges that, in connection with her provision of services under the Employment Agreement, she acquired and made use of confidential information and trade secrets of WFRSA, including, but not limited to, business plans, methods of operation, pricing policies, marketing strategies, patient records (including but not limited to patient names, addresses, contact information, or medical history), patient lists, financial statements, research, experimental work, contracts, and other materials or records of a proprietary nature (collectively, the “Confidential Information”). Except as required by Law, Dr. Pritts shall not, at any time during the twelve month period following the Effective Date, use, reveal, report, publish, copy, transcribe, transfer, or otherwise disclose to any person, corporation, or other entity any of the Confidential Information. Dr. Pritts acknowledges that the information identified above is valuable to WFRSA and that disclosure cannot be fully compensated by monetary damages and may result in irreparable harm to WFRSA. Dr. Pritts consequently waives the defense of the adequacy of money damages in connection with any effort by WFRSA to obtain equitable enforcement of this Section 8 and agrees that WFRSA may be entitled to injunctive relief to enforce the terms of this Section 8 without the necessity of posting a bond or undertaking. If Dr. Pritts is requested, subpoenaed, ordered, or directed by a court or administrative body having jurisdiction over Dr. Pritts to make such use or divulgence, Dr. Pritts shall promptly inform WFRSA (if permitted under law) of such request, subpoena, order, or direction and afford WFRSA the opportunity to seek a protective order or other relief limiting or prohibiting that disclosure. In the event that Dr. Pritts is required to disclose Confidential Information, she shall do so with the least amount of disclosure possible to comply. Dr. Pritts shall be permitted to disclose such Confidential Information to her attorney and/or accountant or other advisors in connection with their provision of professional services to Dr. Pritts if disclosure of such Confidential Information is required to permit such person to provide professional services to Dr. Pritts and if such person is informed of the confidential nature of the Confidential Information and the restrictions contained in this Agreement and before that disclosure is made agrees to be bound by the same.

9. Indemnification.

(a) Dr. Pritts. Dr. Pritts shall indemnify, defend and hold the INVO Parties harmless from and against any and all liabilities, damages, claims, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from Dr. Pritts’ breach of its representations, warranties, covenants and agreements set forth in this Settlement Agreement.

(b) INVO Parties. The INVO Parties shall jointly and several indemnify, defend and hold Dr. Pritts harmless from and against any and all liabilities, damages, claims, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from any of the INVO Parties’ breach of its representations, warranties, covenants and agreements set forth in this Settlement Agreement.

10. Representations and Warranties. Each Party represents and warrants to each other Party that (a) such Party is duly authorized to enter into and perform the commitments contained in this Settlement Agreement and the person executing and delivering this Settlement Agreement on behalf of such Party has the actual authority to do so, (b) this Settlement Agreement does not violate any of such Party’s other obligations and is a valid and binding agreement, fully enforceable against such Party according to its terms, and (c) neither such Party nor any agent, representative, officer, employee or attorney of such Party has or has purported to assign, transfer or pledge any actual or alleged claims, obligations or liabilities subject to this Settlement Agreement.

11. Third Party Beneficiaries. Subject to the following sentence, this Settlement Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing in this Settlement Agreement, express or implied, is intended to or shall confer upon any other third party, including any creditor of the INVO Parties, any legal or equitable right, remedy, benefit, obligation, or liability of any nature whatsoever under or by reason of this Settlement Agreement. The Parties acknowledge and agree that (a) each of the Releasees is a third party beneficiary of, and entitled to enforce the provisions of, this Settlement Agreement and (b) Section 5(a) and Section 5(c) of this Settlement Agreement is intended for the benefit of, and will be enforceable by (as third-party beneficiaries), Dr. Megid.

12. Dr. Megid Payments. Notwithstanding anything in this Settlement Agreement to the contrary, nothing in this Settlement Agreement shall modify, impact or otherwise affect in any manner whatsoever (a) the INVO Parties’ obligation to pay Dr. Wael Megid, Ph. D. directly or through IVF Science, LLC, a Wisconsin limited liability company (collectively, “Dr. Megid”) his pro rata portion of the Additional Payments (as defined in the Equity Purchase Agreement) pursuant to the Equity Purchase Agreement, it being understood that the INVO Parties owe Dr. Megid $900,000 thereunder (i.e., 15% of each of the three Additional Cash Payments of $2,000,000 each), or (b) Dr. Megid’s employment agreement with one or more of the INVO Parties, in each case, unless otherwise agreed to between the INVO Parties and Dr. Megid. Pritts, including as Seller Representative under the Agreements, hereby consents to the INVO Parties’ negotiation and settlement of any disputes between the INVO Parties and Dr. Megid.

13. Miscellaneous.

(a) Entire Agreement. This Settlement Agreement, together with the exhibits hereto (which are incorporated herein by reference), represents the entire agreement between the Parties concerning its subject matter and supersedes all prior negotiations, representations or agreements between the Parties, whether written or oral, including the term sheet dated on or around May 14, 2025. The Parties are not relying on any statements or promises other than what is expressly set forth in this Settlement Agreement and its exhibits. This Settlement Agreement shall inure to the benefit of and be binding upon the Parties hereto and their legal representatives, successors, and assigns.

(b) Amendment to Agreement. This Settlement Agreement may be amended only by written instrument designated as an amendment to this Settlement Agreement and executed by all of the Parties (or their successors).

(c) Survival. All representations and warranties, covenants and agreements contained in this Settlement Agreement shall survive indefinitely.

(d) Construction. This Settlement Agreement has been drafted with the assistance of counsel for each Party and shall not be construed in favor of, or against, any Party.

(e) Severability. Whenever possible, each section of this Settlement Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited or invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the other remaining provisions of the Settlement Agreement.

(f) Opportunity to Consult with Counsel. The Parties acknowledge that they have had a reasonable opportunity to consult with counsel concerning this Settlement Agreement.

(g) No Admission of Liability. The Parties agree that this settlement is the compromise of disputed claims. Neither this Settlement Agreement nor any action taken by a Party (or its representatives) pursuant to this Settlement Agreement shall in any way be construed as an admission by any Party of any liability, wrongdoing, or violation of law, regulation, contract or policy.

(h) Jurisdiction; Governing Law. This Settlement Agreement shall be governed by and construed under the laws of the State of Wisconsin, without regard to principles of conflicts of law. Any controversy between the Parties arising under or relating to this Settlement Agreement shall be determined by a court located in the State of Wisconsin, Dane County.

(i) Confidentiality and Non-Disclosure. The Parties agree that the financial terms set forth in this Settlement Agreement are strictly confidential and shall not be divulged or disclosed in any way to any person or entity other than to the Parties’ legal counsel or tax advisor or as required by law, including securities laws.

(j) Adequacy of Consideration. Each Party acknowledges the adequacy and sufficiency of the consideration for the obligations and representations set forth in this Settlement Agreement. Each Party is estopped from raising and hereby expressly waives any defense regarding the receipt or legal sufficiency of the consideration provided by one to the other under this Settlement Agreement.

(k) Incorporation of Recitals. The recitals to this Settlement Agreement titled “Recitals” are hereby incorporated herein by reference as if fully restated herein.

(l) E-mail Signatures; Counterparts. Signature pages may be transmitted by PDF signature sent by email or via the use of an electronic email service. Upon delivery by email, a signature shall be deemed an original and shall be admissible in evidence. This Settlement Agreement may be executed in counterparts, and each such duly executed counterpart shall be of the same validity, force and effect as the original.

[Signature Page Follows]

Each of the Parties have executed this Settlement and Mutual Release Agreement effective as of the Effective Date.

DR. PRITTS

/s/ Dr. Elizabeth Pritts
Dr. Elizabeth Pritts

ELIZABETH PRITTS REVOCABLE LIVING TRUST

By:	/s/ Dr. Elizabeth Pritts
Name:	Dr. Elizabeth Pritts
Title:	Sole Trustee

INVO PARTIES

FERTILITY LABS OF WISCONSIN, LLC

By:	/s/ Steve Shum
Name:	Steve Shum
Title:	Managing Member

INVO FERTILITY, INC. F/K/A NAYA BIOSCIENCE, INC. F/K/A INVO BIOSCIENCE, INC.

By:	/s/ Steve Shum
Name:	Steve Shum
Title:	CEO

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

By:	/s/ Donna Baldwin
Name:	Donna Baldwin
Title:	President

WOOD VIOLET FERTILITY LLC

By:	/s/ Steve Shum
Name:	Steve Shum
Title:	Managing Member

INVO CENTERS LLC

By:	/s/ Steve Shum
Name:	Steve Shum
Title:	Managing Member

EXHIBIT A

Consent Judgment

See attached.